Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
11-010		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES THIRD QUARTER 2011 RESULTS

Amends and Extends Revolving Credit Facility

November 3, 2011 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the third quarter ended September 30, 2011. Following are highlights for this period and the Company’s future outlook:

•	3Q2011 EBITDA of $35 million increased $11 million, or 46%, over 2Q2011 EBITDA of $24 million

•	Excluding $6.5m of pre-positioning costs, adjusted 3Q2011 EBITDA was up 65% over comparable 2Q2011

•	Contract backlog for new gen OSV vessel-days currently at 73%, 46% and 34% for 4Q2011, 2012 and 2013

•	Contract backlog for MPSV vessel-days currently at 78%, 51% and 40% for 4Q2011, 2012 and 2013

•	TTB fleet utilization was 92% for 3Q11 at an effective dayrate 17% higher than the comparable year-ago rate

•	Leading-edge spot dayrates for 240 class DP-2 OSVs are now $28k to $32k, or roughly double 1H2011 levels

•	Revolver amended to extend maturity, increase its size, lower interest rate and modify certain covenants

Third quarter 2011 revenues decreased 15.6% to $105.8 million compared to $125.4 million for the third quarter of 2010 and increased 30.9% compared to $80.8 million for the second quarter of 2011. Operating income was $14.6 million, or 13.8% of revenues, for the third quarter of 2011 compared to $43.3 million, or 34.5% of revenues, for the prior-year quarter; and $3.8 million, or 4.7% of revenues, for the second quarter of 2011. The Company recorded a net loss for the third quarter of 2011 of ($0.7 million), or ($0.03) per diluted share, compared to net income of $18.2 million, or $0.67 per diluted share, for the year-ago quarter; and a net loss of ($7.0 million), or ($0.26) per diluted share, for the second quarter of 2011. EBITDA for the third quarter of 2011 was $35.0 million compared to third quarter 2010 EBITDA of $63.1 million and second quarter 2011 EBITDA of $24.0 million. The Company incurred $6.5 million and $1.2 million of incremental operating costs related to mobilizing vessels to Latin America for the third quarter of 2011 and second quarter of 2011, respectively. Excluding these pre-positioning costs for both periods for the sake of comparability, the Company’s adjusted third quarter 2011 EBITDA, operating margin and earnings per share would have been $41.5 million, 20.0% and $0.10 compared to $25.2 million, 6.2% and ($0.23) for the second quarter of 2011, respectively. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 11 to the accompanying data tables.

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

Included in third quarter 2011 results was a $1.0 million ($0.6 million after tax or $0.02 per diluted share) gain on the sale of two remotely operated vehicles (“ROVs”) for net cash proceeds of $9.3 million compared to $0.7 million ($0.4 million after tax or $0.01 per diluted share) gain on the sale of an older, lower-horsepower tug for net cash proceeds of $1.3 million in the third quarter of 2010.

Upstream Segment. Revenues from the Upstream segment were $92.0 million for the third quarter of 2011, a decrease of $20.0 million, or 17.9%, from $112.0 million for the third quarter of 2010; and an increase of $24.0 million, or 35.3%, from $68.0 million for the second quarter of 2011. Lower Upstream revenues for the third quarter of 2011 compared to the same period in 2010 primarily resulted from a regulatory-driven slow-down in the pace of drilling permit activity and the absence of oil spill cleanup efforts that existed during the prior-year quarter. These market conditions led to a decline in demand for the Company’s MPSVs and, to a lesser extent, lower revenue earned from new generation OSVs that were in-service during each of the quarters ended September 30, 2011 and 2010. These lower revenues were partially offset by incremental revenues earned by vessels operating in Latin America and improved spot market conditions in the U.S. Gulf of Mexico (“GoM”). Upstream operating income was $13.8 million, or 15.0% of revenues, for the third quarter of 2011 compared to $40.1 million, or 35.8% of revenues, for the prior-year quarter; and $3.9 million, or 5.7% of revenues, for the second quarter of 2011. Average new generation OSV dayrates for the third quarter of 2011 were $20,945 compared to $21,628 for the same period in 2010 and $20,493 for the second quarter of 2011. New generation OSV utilization was 75.3% for the third quarter of 2011 compared to 75.7% for the year-ago quarter and 67.9% for the sequential quarter. The Company’s new generation OSV average dayrates for the third quarter of 2010 were favorably impacted by vessels participating in the oil spill relief efforts that concluded in the fourth quarter of 2010. The primary drivers for the sequential increase in Upstream revenues and operating income were higher demand for the Company’s MPSVs, the commencement of charters for five vessels working in Latin America and an increase in the Company’s active new generation OSV fleet. The Company had an average of 6.3 stacked new generation OSVs during the third quarter of 2011 compared to quarterly averages of 5.1 stacked vessels during the year-ago quarter and 10.9 stacked vessels during the sequential quarter. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 85.9% for the third quarter of 2011 compared to 84.2% for the year-ago quarter and 86.3% for the sequential quarter.

Downstream Segment. Revenues from the Downstream segment of $13.9 million for the third quarter of 2011 increased by $0.5 million, or 3.7%, compared to $13.4 million for the same period in 2010, and were higher than the sequential quarter by $1.0 million, or 7.8%. The year-over-year revenue increase was largely due to improved market conditions in the Northeast and in the GoM along with fewer days out-of-service for regulatory drydocking. The Company’s double-hulled tank barge average dayrates were $18,222 for the third quarter of 2011 compared to $18,615 for the same period in 2010 and $17,333 for the sequential quarter. Tank barge dayrates for the prior-year quarter were favorably impacted by well-test services performed for an Upstream customer. Excluding the impact of the 2010 well-test project, dayrates would have been $16,430 for the prior-year quarter. Utilization for the double-hulled tank barge fleet was 92.0% for the third quarter of 2011 compared to 86.9% for the year-ago quarter and 90.6% for the sequential quarter. Effective, or utilization-adjusted, dayrates for the Company’s double-hulled tank barges were $16,764 for the three months ended September 30, 2011, which is $2,486, or 17.4%, higher than the prior-year quarter effective dayrates, as adjusted to exclude the 2010 well-test project. The sequential increases in Downstream revenues, dayrates and utilization are largely due to improved spot market conditions, particularly for the Company’s black-oil barges in the GoM.

General and Administrative (“G&A”). G&A expenses of $9.0 million for the third quarter of 2011 were 8.5% of revenues compared to $9.7 million, or 7.7% of revenues, for the third quarter of 2010. This decrease in G&A expense was primarily attributable to lower shoreside compensation expenses. The Company allocated 93% of its third quarter 2011 G&A expenses to the Upstream segment and 7% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $20.4 million for the third quarter of 2011, or $0.6 million higher than the prior-year quarter. This increase was due to incremental depreciation related to vessels placed in service under the Company’s fourth OSV newbuild program and MPSV program on various dates during 2010. Depreciation and amortization expense is expected to continue to increase from current levels when any recently acquired or newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense increased $0.6 million during the three months ended September 30, 2011 compared to the same period in 2010, primarily due to a decline in construction work-in-progress. Since the Company had no vessels under construction or conversion during the third quarter of 2011, interest expense for such quarter increased from the year-ago quarter due to lower capitalized interest. The Company did not record any capitalized construction period interest for the third quarter of 2011, compared to $0.3 million, or 2% of its total interest costs, for the year-ago quarter.

Nine Month Results

Revenues for the first nine months of 2011 decreased 20.0% to $258.9 million compared to $323.5 million for the same period in 2010. Operating income was $19.2 million, or 7.4% of revenues, for the first nine months of 2011 compared to $93.5 million, or 28.9% of revenues, for the same period in 2010. Net income for the first nine months of 2011 decreased $50.6 million to a net loss of ($16.8 million), or ($0.63) per diluted share, compared to net income of $33.8 million, or $1.24 per diluted share, for the first nine months of 2010. The year-over-year decrease in revenues, operating income and net income was primarily due to the slow pace of drilling permit activity in the GoM, which led to the Company’s decision to stack an average of 10.5 new generation OSVs during the first nine months of 2011. After re-activating another vessel in early October 2011, the Company now has only five DP-1 new generation OSVs stacked, which is the same number of stacked vessels that it had immediately prior to the Macondo incident. This decrease in revenues was partially offset by the incremental revenue contribution from vessels operating in Latin America. The Company’s net income for the first nine months of 2011 included a $1.5 million ($1.0 million after-tax, or $0.04 per diluted share) gain on the sales of the Company’s last four remaining single-hulled tank barges and two ROVs for net cash proceeds of $11.3 million. The Company’s net income for the first nine months of 2010 included a $1.2 million ($0.8 million after tax or $0.03 per diluted share) gain the sales of one conventional OSV and one older, lower-horsepower tug for net cash proceeds of $2.6 million.

Recent Developments

Revolving Credit Facility. On November 2, 2011, the Company amended and restated its existing revolving credit facility to extend the maturity date, increase the borrowing base, decrease the interest rate and modify certain covenants. These amendments are expected to provide greater financial flexibility to the Company as the market continues to improve. Under the amended facility, the maturity will be extended from March 2013 to November 2016, unless the Company’s 6.125% senior notes remain outstanding on June 1, 2014, in which case the facility would mature on such date. The borrowing base will increase from $250 million to $300 million and will include an accordion feature that allows, under certain conditions, for the expansion of the revolving credit facility up to an aggregate of $500 million. The amended facility will continue to be available for working capital and general corporate purposes, including acquisitions, newbuild and conversion programs and other capital expenditures. The Company also increased the number of new generation OSVs pledged as collateral from 19 to 23, commensurate with the increased borrowing base, the incremental amount of which will automatically be effective upon the perfecting of the security interest in the additional collateral vessels. The annual interest rate will be reduced by an amount ranging from 50 basis points to 100 basis points as determined by a specified leverage ratio pricing grid. Unused commitment fees are payable quarterly at an annual rate ranging from 37.5 basis points to 50.0 basis points as determined by the leverage ratio pricing grid. In addition, the amended facility will allow the Company to use such facility as a funding source to re-pay its 1.625% convertible notes or to pre-pay its 6.125% senior notes, provided that the Company maintains certain minimum liquidity levels as defined by the credit agreement. Additionally, if the 1.625% convertible senior notes remain outstanding on April 30, 2013, the Company is required to maintain a specified minimum liquidity level until after the redemption or refinancing of the convertible senior notes. The amended facility also modifies certain of the Company’s financial covenants. Other than these key changes, all other definitions and substantive terms in the Company’s credit agreement governing its revolving credit facility were unchanged from the March 2011 amendment and remain in effect through the remaining life of the facility. As of September 30, 2011, there were no amounts drawn under the Company’s revolving credit facility and $0.9 million was posted in letters of credit, which resulted in $249.1 million of credit immediately available under such facility. As of that date, the Company also had cash on hand of $131.9 million.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or unannounced newbuild programs that may be commenced after the date of this disclosure. Additional information concerning forward-looking statements can be found on page 9 of this news release.

Forward Guidance

Vessel Counts. As of September 30, 2011, excluding seven non-core vessels, the Company’s operating fleet consisted of 51 new generation OSVs, four MPSVs, nine double-hulled tank barges and nine ocean-going tugs. While the Company recently unstacked all but five of its new generation OSVs, with an average of 9.3 new generation OSVs projected to be cold-stacked for the full-year 2011, the Company’s active Upstream Fleet for fiscal 2011 is expected to be comprised of an average of 41.7 new generation OSVs and four MPSVs. These active new generation OSVs are comprised of an average of 25.8 “term” vessels that are currently chartered on long-term contracts with maturities extending beyond 2011 and an average of 15.9 “spot” vessels that are currently operating or being offered for service under short-term charters. These estimated vessel counts already reflect approximately 528 aggregate days out-of-service related to customer-required modifications and pre-positioning of six vessels that have mobilized to Latin America during 2011 for multi-year charters. The actual start dates for those six international charters are as follows: two in May 2011, three in September 2011 and one in October 2011. The Company’s active Downstream fleet for 2011 is expected to consist of nine double-hulled tank barges and nine-ocean going tugs.

Contract Coverage. The Company’s forward contract coverage for its 51-vessel fleet of new generation OSVs for the remainder of 2011 is currently 73%, which is up from 62% for such period when the Company last reported earnings on August 4, 2011. New generation OSV contract coverage for the fiscal years ending 2012 and 2013 are currently 46% and 34%, respectively. The Company’s forward contract coverage for its four MPSVs for the remainder of 2011 and for fiscal years 2012 and 2013 is currently 78%, 51% and 40%, respectively. The Company’s forward contract coverage for its nine-vessel fleet of double-hulled tank barges for the remainder of 2011 is currently 42%, which is up from 13% for such period when the Company last reported earnings on August 4, 2011. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.

Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 25.8 active “term” OSVs are expected to be in the $20,000 to $21,000 range for the full-year 2011. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2011 from the Company’s average 15.9 “spot” OSVs and average 9.3 “stacked” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for the average 25.2 “non-term” new generation OSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. However, as a point of reference, recently improved market conditions have allowed the Company to achieve leading-edge spot dayrates for its 240 class DP-2 OSVs in the $28,000 to $32,000 range, or roughly double the spot dayrate levels from the first half of 2011. Whether these rates can be sustained will depend on the future pace of permitting in the GoM. Effective dayrates for the Company’s nine double-hulled tank barges are projected to be in the range of $14,500 to $15,000 for the full-year 2011.

Operating Expenses. Aggregate cash operating expenses for the Company’s Upstream segment are projected to be in the range of $178 million to $182 million for the full-year 2011. Included in this guidance range is approximately $10 million of non-recurring incremental operating costs incurred and expected to be incurred related to pre-positioning of vessels that have mobilized to Latin America during 2011 for spot and long-term charters, as well as costs related to the renewal of existing vessel charters in Brazil, of which $7.7 million was expended during the first nine months of 2011 and the remaining $2.3 million is projected to be incurred during the fourth quarter of 2011. Projected Upstream cash operating expenses also include approximately $1.7 million, in the aggregate, for the projected full-year average of 9.3 stacked OSVs. The Company’s annual 2011 cash operating expense estimate was increased to reflect the non-recurring costs noted above, the re-activation of stacked vessels, higher than expected customer-required costs-of-sales during the first nine months of 2011, and the incremental costs associated with operating additional vessels in foreign locations. Projected Upstream cash operating expenses for the fourth quarter of 2011 is expected to be in the range of $50 million to $54 million. However, excluded from these cash operating expense estimates are any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot and/or stacked vessels into international markets; or any customer-required costs-of-sales related to potential future contract fixtures that are typically recovered through higher dayrates. Aggregate cash operating expenses for the Company’s Downstream segment are projected to be in the range of $32 million to $34 million for the full-year 2011.

G&A Expenses. General and administrative expenses are expected to be in the range of $36 million to $38 million for the full-year 2011, or roughly in-line with actual 2010 levels.

Other Financial Data. The projected annual stock-based compensation expense, depreciation, amortization, net interest expense, cash income taxes and cash interest expense for fiscal 2011 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending December 31, 2011 are expected to be $1.7 million, $15.3 million, $5.4 million and $14.7 million, respectively. The Company’s annual effective tax rate is expected to be in the range of 33% to 35% for fiscal 2011.

Capital Expenditures Outlook

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for maintenance and other capital expenditures. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as cranes, ROVs and other specialized vessel equipment, which costs are typically included in and offset by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects maintenance capital expenditures and other capital expenditures to be approximately $36.8 million and $23.2 million, respectively, for the full-year 2011, including an aggregate of approximately $10.8 million projected to be incurred related to customer-required modifications of vessels that have mobilized to Latin America for multi-year charters. Over the next few years beyond 2011, the Company expects that its annually recurring maintenance capital expenditure budget for its growing fleet of vessels will range between $35 million and $45 million per year.

Liquidity Outlook

As of September 30, 2011, the Company had a cash balance of $131.9 million and an undrawn $250 million revolving credit facility. As a result of the amended and restated revolving credit facility noted above, the borrowing base under the facility is expected to increase to $300 million in mid-November 2011, effective upon the perfecting of the security interest in additional collateral vessels.

Notwithstanding the recent slow pace of permitting in the GoM market, the Company expects to generate sufficient cash flow from operations to cover all of its cash debt service, annually recurring maintenance capital expenditures and cash income taxes, which are expected to be in the $85 million to $90 million range, in the aggregate, for the full-year 2011. Based on the forward guidance and key assumptions outlined herein and the Company’s current contract coverage, it does not anticipate a need to draw on its revolving credit facility for the remainder of 2011 or for the foreseeable future, absent any future growth opportunities that may arise.

Conference Call

The Company will hold a conference call to discuss its third quarter 2011 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, November 3, 2011. To participate in the call, dial (480) 629-9771 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&L, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through November 10, 2011, and may be accessed by calling (303) 590-3030 and using the pass code 4478855#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons. An oil spill or other significant event in the United States or another offshore drilling region could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses. Future results may also be impacted by legislation or regulations implemented in response to the Deepwater Horizon event in the GoM, as well as the outcome of pending litigation brought by environmental groups challenging recent exploration plans approved by the U.S. Department of Interior. Such legislation, regulations or litigation could further aggravate a number of other existing risks, uncertainties and assumptions, including, without limitation: the Company’s inability to successfully or timely complete any future newbuild programs, which involves the construction and integration of highly complex vessels and systems; less than anticipated success in marketing and operating the Company’s MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties imposed by foreign customers; renewed weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; reductions in capital spending budgets by customers; a material reduction of Petrobras’ announced plans for exploration and production activities in Brazil; declines in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; the inability to effectively compete in or operate in international markets; less than anticipated subsea infrastructure demand activity in the GoM and other markets; the level of fleet additions by competitors that could result in over capacity; economic and political risks weather related risks; the inability to attract and retain qualified personnel; regulatory risks; the repeal or administrative weakening of the Jones Act, including any changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may arise as a result of the oil spill disaster in the Gulf of Mexico or the resulting drilling moratoria and regulatory reforms; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 11 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	00000000	00000000	00000000	00000000	00000000
	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Revenues	$105,827	$80,817	$125,351	$258,911	$323,482
Costs and expenses:
Operating expenses	62,744	48,414	53,241	152,780	146,080
Depreciation and amortization	20,385	20,093	19,787	61,079	56,946
General and administrative expenses	9,045	8,497	9,733	27,406	28,294

	92,174	77,004	82,761	241,265	231,320

Gain on sale of assets	976	—	725	1,535	1,344

Operating income	14,629	3,813	43,315	19,181	93,506
Other income (expense):
Interest income	156	240	104	575	353
Interest expense	(15,062)	(14,998)	(14,422)	(44,976)	(40,353)
Other income, net [1]	(19)	81	22	58	257

	(14,925)	(14,677)	(14,296)	(44,343)	(39,743)

Income (loss) before income taxes	(296)	(10,864)	29,019	(25,162)	53,763
Income tax expense (benefit)	445	(3,839)	10,816	(8,360)	19,962

Net income (loss)	$(741)	$(7,025)	$18,203	$(16,802)	$33,801

Basic earnings per share of common stock	$(0.03)	$(0.26)	$0.69	$(0.63)	$1.28

Diluted earnings per share of common stock	$(0.03)	$(0.26)	$0.67	$(0.63)	$1.24

Weighted average basic shares outstanding	26,919	26,875	26,446	26,839	26,365

Weighted average diluted shares outstanding [2]	26,919	26,875	27,192	26,839	27,157

Other Operating Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Offshore Supply Vessels:
Average number of new generation OSVs [3]	51.0	51.0	50.3	51.0	49.5
Average number of active new generation OSVs [4]	44.7	40.1	45.2	40.5	42.6
Average new generation fleet capacity (deadweight) [3]	128,190	128,190	126,323	128,190	123,890
Average new generation vessel capacity (deadweight)	2,514	2,514	2,510	2,514	2,504
Average new generation utilization rate [5]	75.3%	67.9%	75.7%	67.5%	73.5%
Effective new generation utilization rate [6]	85.9%	86.3%	84.2%	84.9%	85.3%
Average new generation dayrate [7]	$20,945	$20,493	$21,628	$20,812	$21,833
Effective dayrate [8]	$15,772	$13,915	$16,372	$14,048	$16,047
Tugs and Tank Barges:
Average number of double-hulled tank barges [9]	9.0	9.0	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [9]	884,621	884,621	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	98,291
Average double-hulled utilization rate [5]	92.0%	90.6%	86.9%	88.3%	78.8%
Average double-hulled dayrate [10]	$18,222	$17,333	$18,615	$17,351	$17,765
Effective dayrate [8]	$16,764	$15,704	$16,176	$15,321	$13,999

Balance Sheet Data (unaudited):
	As of September 30, 2011	As of December 31, 2010
Cash and cash equivalents	$131,919	$126,966
Working capital	182,385	162,156
Property, plant and equipment, net	1,573,692	1,606,121
Total assets	1,877,006	1,878,425
Total long-term debt	767,461	758,233
Stockholders' equity	829,259	841,877

Cash Flow Data (unaudited):

	Nine Months Ended
	September 30, 2011	September 30, 2010
Cash provided by operating activities	$17,176	$101,519
Cash used in investing activities	(12,633)	(56,349)
Cash provided by (used in) financing activities	715	678

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	0000000	0000000	0000000	0000000	0000000
	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Upstream:
Vessel revenues	$90,933	$66,998	$110,462	$218,353	$284,436
Non-vessel revenues	1,020	964	1,534	2,905	4,656

Total revenues	$91,953	$67,962	$111,996	$221,258	$289,092

Operating income	$13,793	$3,851	$40,080	$18,562	$92,791
Operating margin	15.0%	5.7%	35.8%	8.4%	32.1%
Components of EBITDA [11]
Net income (loss)	$(55)	$(6,333)	$16,948	$(14,512)	$35,422
Interest expense, net	13,664	13,523	13,084	40,687	36,463
Income tax expense (benefit)	160	(3,460)	10,070	(7,765)	20,923
Depreciation	13,086	13,198	12,897	39,376	36,883
Amortization	3,953	3,378	3,711	11,434	10,871

EBITDA [11]	$30,808	$20,306	$56,710	$69,220	$140,562

Adjustments to EBITDA
Stock-based compensation expense	$1,554	$1,549	$1,925	$5,042	$5,883
Interest income	147	229	100	549	343

Adjusted EBITDA [11]	$32,509	$22,084	$58,735	$74,811	$146,788

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$30,808	$20,306	$56,710	$69,220	$140,562
Cash paid for deferred drydocking charges	(6,540)	(4,197)	(2,894)	(13,622)	(10,189)
Cash paid for interest	(9,251)	(10,444)	(9,204)	(28,259)	(28,396)
Cash paid for taxes	(334)	(108)	(245)	(818)	(2,594)
Changes in working capital	(21,524)	(2,006)	(2,029)	(17,433)	(6,167)
Stock-based compensation expense	1,554	1,549	1,925	5,042	5,883
Changes in other, net	(617)	(578)	114	536	(728)

Net cash provided by (used in) operating activities	$(5,904)	$4,522	$44,377	$14,666	$98,371

Downstream:
Revenues	$13,874	$12,855	$13,355	$37,653	$34,390
Operating income (loss)	$836	$(38)	$3,235	$619	$715
Operating margin (deficit)	6.0%	(0.3%)	24.2%	1.6%	2.1%
Components of EBITDA [11]
Net income (loss)	$(686)	$(692)	$1,255	$(2,290)	$(1,621)
Interest expense, net	1,242	1,235	1,234	3,714	3,537
Income tax expense (benefit)	285	(379)	746	(595)	(961)
Depreciation	2,144	2,122	2,115	6,383	6,392
Amortization	1,202	1,395	1,064	3,886	2,800

EBITDA [11]	$4,187	$3,681	$6,414	$11,098	$10,147

Adjustments to EBITDA
Stock-based compensation expense	$174	$176	$298	$612	$952
Interest income	9	11	4	26	10

Adjusted EBITDA [11]	$4,370	$3,868	$6,716	$11,736	$11,109

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$4,187	$3,681	$6,414	$11,098	$10,147
Cash paid for deferred drydocking charges	442	(981)	(659)	(2,856)	(5,472)
Cash paid for interest	(1,382)	(1,087)	(1,119)	(4,222)	(4,243)
Cash paid for taxes	—	(15)	—	(15)	(5)
Changes in working capital	25	(1,918)	1,100	(1,540)	2,477
Stock-based compensation expense	174	176	298	612	952
Changes in other, net	(123)	(2)	(780)	(567)	(708)

Net cash provided by (used in) operating activities	$3,323	$(146)	$5,254	$2,510	$3,148

Consolidated:
Revenues	$105,827	$80,817	$125,351	$258,911	$323,482
Operating income	$14,629	$3,813	$43,315	$19,181	$93,506
Operating margin	13.8%	4.7%	34.6%	7.4%	28.9%
Components of EBITDA [11]
Net income (loss)	$(741)	$(7,025)	$18,203	$(16,802)	$33,801
Interest expense, net	14,906	14,758	14,318	44,401	40,000
Income tax expense (benefit)	445	(3,839)	10,816	(8,360)	19,962
Depreciation	15,230	15,320	15,012	45,759	43,275
Amortization	5,155	4,773	4,775	15,320	13,671

EBITDA [11]	$34,995	$23,987	$63,124	$80,318	$150,709

Adjustments to EBITDA
Stock-based compensation expense	$1,728	$1,725	$2,223	$5,654	$6,835
Interest income	156	240	104	575	353

Adjusted EBITDA [11]	$36,879	$25,952	$65,451	$86,547	$157,897

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$34,995	$23,987	$63,124	$80,318	$150,709
Cash paid for deferred drydocking charges	(6,098)	(5,178)	(3,553)	(16,478)	(15,661)
Cash paid for interest	(10,633)	(11,531)	(10,323)	(32,481)	(32,639)
Cash paid for taxes	(334)	(123)	(245)	(833)	(2,599)
Changes in working capital	(21,499)	(3,924)	(929)	(18,973)	(3,690)
Stock-based compensation expense	1,728	1,725	2,223	5,654	6,835
Changes in other, net	(740)	(580)	(666)	(31)	(1,436)

Net cash provided by (used in) operating activities	$(2,581)	$4,376	$49,631	$17,176	$101,519

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Average Vessels, Effective Dayrates, Tax Rates, Contract Coverage and Historical Data)

Forward Guidance of Selected Financial Data: (Unaudited)

	000000000	000000000
2011 Guidance
	Full-Year 2011 Estimated Avg	4Q2011 Contract Coverage
		(as of 3-Nov-2011)
Average Number of Vessels:
Upstream
New generation OSVs - Term [12]	25.8	100%
New generation OSVs - Spot [13]	15.9	52%
New generation OSVs - Stacked [14]	9.3	0%

New generation OSVs - Total	51.0	73%

New generation MPSVs	4.0	78%

Total Upstream	55.0

Downstream
Double-hulled tank barges	9.0	42%

	Full-Year 2011
	Low	High
Effective Dayrates:
New generation OSVs - Term	$20,000	$21,000
New generation OSVs - Spot [15]	TBD	TBD
New generation MPSVs [16]	TBD	TBD
Double-hulled tank barges	14,500	15,000
Non-vessel revenues:	$3.5	$4.5
Operating Expenses:
Upstream - Active Fleet	$176,300	$180,300
Upstream - Stacked Fleet	1,700	1,700

Total Upstream	178,000	182,000

Downstream	32,000	34,000

Consolidated	$210,000	$216,000

General and Administrative Expenses:	$36.0	$38.0
Other Financial Data:
Stock-based compensation expense	$7.4	$7.4
Depreciation	61.1	61.1
Amortization	21.0	21.0
Interest expense, net:
Interest expense	48.5	48.5
Incremental non-cash OID interest expense [17]	11.6	11.6
Capitalized interest	—	—
Interest income	(0.9)	(0.9)

Total interest expense, net	$59.2	$59.2

Income tax rate	33.0%	35.0%
Cash income taxes	$1.0	$1.0
Cash interest expense	$43.8	$43.8
Weighted average diluted shares outstanding [18]	27.6	27.6

	000000000	000000000	000000000	000000000	000000000
Capital Expenditures Data (unaudited) [19]:

Historical Data (in thousands):
	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$6,098	$5,178	$3,553	$16,478	$15,661
Other vessel capital improvements	1,777	2,404	497	8,166	5,107

	7,875	7,582	4,050	24,644	20,768

Other Capital Expenditures:
Commercial-related vessel improvements	8,615	2,192	868	14,420	17,027
Non-vessel related capital expenditures	684	341	153	1,382	1,497

	9,299	2,533	1,021	15,802	18,524

	$17,174	$10,115	$5,071	$40,446	$39,292

Growth Capital Expenditures:
MPSV program	$—	$—	$—	$—	$6,471
OSV newbuild program #4	—	—	4,002	—	25,351

	$—	$—	$4,002	$—	$31,822

Forecasted Data:
	1Q2011A	2Q2011A	3Q2011A	4Q2011E	2011E
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$5.2	$5.2	$6.1	$4.5	$21.0
Other vessel capital improvements	4.0	2.4	1.8	7.6	15.8

	9.2	7.6	7.9	12.1	36.8

Other Capital Expenditures:
Commercial-related vessel improvements	3.6	2.2	8.6	6.9	21.3
Non-vessel related capital expenditures	0.4	0.3	0.7	0.5	1.9

	4.0	2.5	9.3	7.4	23.2

	$13.2	$10.1	$17.2	$19.5	$60.0

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]

Due to net losses for the three months ended September 30, 2011 and June 30, 2011, the Company excluded the dilutive effect equity awards representing the rights to acquire 1,209 and 1,232 shares of common stock, because the effect was anti-dilutive. Stock options representing rights to acquire 401 shares of common stock for the three months ended September 30, 2010, were excluded from the calculation of diluted earnings per share, because the effect was anti-dilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes and related unamortized compensation. Due to a net loss, the Company excluded, for the calculation of loss per share, the effect of equity awards representing the rights to acquire 1,201 shares of common stock for the nine months ended September 30, 2011 because the effect was anti-dilutive. For the nine months ended September 30, 2010, stock options representing the rights to acquire 402 shares of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. As of September 30, 2011, June 30, 2011, and September 30, 2010, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 51 new generation OSVs as of September 30, 2011. The average number of new generation OSVs for the three months ended September 30, 2011, June 30, 2011, and September 30, 2010 reflect the deliveries of several vessels under the Company’s fourth OSV newbuild program. Excluded from this data are four multi-purpose support vessels owned by the Company that were placed in service under its MPSV program on various dates from October 2008 to March 2010. Also excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset.

[4]

In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates since 2009. Based on improved market conditions, the Company has unstacked 10 new generation OSVs since early 2011 and now has only five DP-1 new generation OSVs stacked. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]

Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]

The Company owned and operated nine double-hulled tank barges as of September 30, 2011. Excluded from this data are 15 ocean-going tugs owned by the Company, six of which were stacked as of September 30, 2011.

[10]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[11]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[12]

As of November 3, 2011, the Company’s active fleet of 29 new generation OSVs that were committed to “term” contracts through the remainder of 2011 was comprised of the following fleet mix: eleven 200 class OSVs, sixteen 240 class OSVs, one 265 class OSV and one 290 class OSV.

[13]

As of November 3, 2011, the Company’s active fleet of 17 new generation OSVs that were available for “spot” or additional term contracts was comprised of the following fleet mix: five 200 class OSVs, nine 240 class OSVs and three 265 class OSVs.

[14]	As of November 3, 2011, the Company’s inactive fleet of five new generation OSVs that were stacked was comprised entirely of 200 class OSVs.

[15]

The Company does not provide annual guidance regarding the effective dayrates anticipated for the roughly 25 “non-term” new generation OSVs at this time due to the slow pace of permitting in the GoM and the wide range of potential outcomes of its current domestic and international bidding activity for such vessels.

[16]

The Company does not provide average or effective dayrates for its new generation MPSVs as such amounts are skewed by highly variable customer-required costs-of-sales associated with ancillary equipment and services, such as ROVs and cranes. These costs-of-sales are typically recovered through higher dayrates charged to the customer.

[17]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[18]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59.

[19]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.